EXHIBIT 99.1
Contact:        Suann Guthrie
VP, Investor Relations, Sustainability & Communications
    (469) 214-8202; suann.guthrie@darlingii.com

FOR IMMEDIATE RELEASE
May 2, 2022

Darling Ingredients Inc. Completes Acquisition of Valley Proteins

IRVING, TX, May 2, 2022 – Darling Ingredients Inc. (NYSE: DAR), the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced it has completed the acquisition of Valley Proteins, one of the largest independent rendering companies in the United States.

The company first announced the acquisition in December 2021 for a purchase price of $1.1 billion, plus or minus various closing adjustments. As part of the transaction, Darling Ingredients has acquired 18 major rendering plants and used cooking oil facilities throughout the southern, southeast and mid-Atlantic regions of the U.S.

“We are excited to welcome Valley Proteins to the Darling Ingredients family,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Valley Proteins has built a successful rendering and used cooking oil business that immediately strengthens our base business and expands our ability to provide additional low carbon intensity feedstocks to fuel the growing demand for renewable diesel.”

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates 250 plants in 17 countries and repurposes nearly 10% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.